Exhibit 10.3

EXECUTION VERSION

THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF

OCI WYOMING, L.P.,

A DELAWARE LIMITED PARTNERSHIP

Dated as of September 18, 2013

By and between

OCI RESOURCES LP

AND

NRP TRONA LLC

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THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF
OCI WYOMING, L.P.,
A DELAWARE LIMITED PARTNERSHIP

This THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP is entered into by and between OCI RESOURCES LP (“OCI”), a Delaware limited partnership, as a General Partner and a Limited Partner, and NRP TRONA LLC (“NRP TRONA”), a Delaware limited liability company, as a General Partner and a Limited Partner, together with any other Persons who become Partners in the Partnership as provided herein.

WHEREAS, on January 23, 2013, NRP TRONA acquired a general partnership interest in the Partnership and an indirect interest in the Partnership by acquiring an interest in OCI Wyoming Co., a Delaware corporation and former holder of a limited partnership interest in the Partnership (“OCI Co.”);

WHEREAS, on July 18, 2013, the General Partners and the Partnership Committee entered into, and OCI Co. acknowledged, that certain Consent and Agreement (the “Consent”) which, inter alia, sets forth NRP TRONA’s consent to the Restructuring Transactions (as defined therein);

WHEREAS, on July 18, 2013, some aspects of the Restructuring Transactions were effected including, without limitation, the Transfer of the general partnership interest in the Partnership held by OCI Wyoming Holding Co. to OCI, the recapitalization of the limited partnership interest in the Partnership held by OCI Co. to eliminate, among other things, its priority return and the redemption of NRP TRONA’s interest in OCI Co. in exchange for a limited partnership interest in the Partnership; and

WHEREAS, on the date hereof and contemporaneously with the consummation of the IPO, the Transfer of OCI Co.’s limited partnership interest in the Partnership to OCI has been effected.

NOW, THEREFORE, the parties hereto desire to amend and restate the Partnership Agreement to reflect the foregoing.

SECTION 1
THE PARTNERSHIP

1.1          Formation.  The partnership was formed on December 5, 1991.  The Partners hereby agree to continue the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.  This Agreement completely restates, amends and supersedes that certain Agreement of Limited Partnership of Rhone-Poulenc of Wyoming, L.P., dated as of December 5, 1991, as amended from time to time.

1.2          Name.  The name of the Partnership is OCI Wyoming, L.P., a Delaware limited partnership.

1.3          Purpose.  The object and purpose of the Partnership is to engage in the United States in the business of mining sodium salts from natural resources and particularly trona and processing the material mined to produce refined soda ash and other refined or processed sodium products, and subject to Section 5.8(c) hereof, producing other products of the material mined, including intermediate products, co-products, and by-products.  Solely toward the object and for the purpose described in the preceding sentence, the nature of the Partnership’s business and the objects and purposes to be transacted, promoted, or carried on by it, may include the following:

(a)           To manufacture, produce, buy, sell and deal in chemicals of every kind, organic and inorganic, natural or synthetic, in the form of raw materials, intermediates or finished products or by-products derived from the manufacture thereof, or products to be made therefrom;

(b)           To engage in research, exploration, laboratory and development work relating to any substance, compound or mixture, now known or which may hereafter be known, discovered or developed, and to perfect, develop, manufacture, use, apply and generally deal in any such substance, compound or mixture;

(c)           To acquire real and personal property of all kinds and to lease, develop, operate and deal in mines and mineral claims and mining properties of every kind;

(d)           To conduct research work, refining, processing and manufacturing of all kinds, and to purchase and sell real and personal property, goods, wares and merchandise produced from or used for such activities;

(e)           To erect, purchase, own, sell, lease, manage, occupy and improve land and buildings and to do and perform all things needful and lawful for the holding, development and improvement of the same for research, manufacturing, mining, trade and business purposes;

(f)            To purchase or otherwise acquire, lease, assign, mortgage, pledge or otherwise dispose of any trade names, trademarks, concessions, inventions, formulas, improvements, processes of any nature whatsoever, copyrights, and letters patent of the United States and of foreign countries, and to accept and grant licenses thereunder;

(g)           To subscribe or cause to be subscribed for, and to purchase or otherwise acquire, hold for investment, sell, assign, transfer, mortgage, pledge, exchange, distribute or otherwise dispose of the whole or any part of the shares of the capital stock, bonds, coupons, mortgages, deeds of trust, debentures, securities, obligations, notes and other evidences of indebtedness or other interest in or of any corporation, stock company, partnership or association, now or hereafter existing, and whether created by or under the laws of the State of Delaware, or otherwise; and while owner of any of said shares of capital stock or partnership interests or bonds or other property to exercise all the rights, powers and privileges of ownership of every kind and description, including the right to vote thereon, with power to designate some person for that purpose from time to time to the same extent as natural persons might or could do;

(h)           To endorse, guarantee and secure the payment and satisfaction of the principal of and interest on or evidenced by bonds, coupons, mortgages, deeds of trust, debentures, obligations or evidences of indebtedness of other partnerships or corporations; to guarantee and secure the payment or satisfaction of the par or stated value of or dividends on shares of the capital stock of corporations; to assume the whole or any part of the liabilities, existing or prospective, of any person, corporation, firm, partnership, or association; and to aid in any manner any other person or corporation with which it has business dealings, or whose stocks, bonds or other obligations are held or are in any manner guaranteed by the Partnership, and to do any other acts and things for the preservation, protection, improvement, or enhancement of the value of such stocks, bonds, or other obligations;

(i)            Without in any way limiting any of the objects and powers of the Partnership, it is hereby expressly declared and provided that the Partnership shall have power to do all things hereinbefore enumerated, and also to issue or exchange Interests in the Partnership, bonds, and other obligations in payment for property purchased or acquired by it, or for any other object in or about its business; to borrow money without limit; to mortgage or pledge its franchises, real or personal property, income and profits accruing to it, any stocks, bonds or other obligations, or any property which may be owned or acquired by it, and to secure any bonds or other obligations by it issued or incurred; and

(j)            To carry on any business whatsoever which the Partnership may deem proper in connection with any of the foregoing purposes or otherwise, or which may be calculated, directly or indirectly, to promote the interests of the Partnership or to enhance the value of its property; to conduct its business in the State of Delaware, in other states, in the District of Columbia, and in the territories of the United States; and to hold, purchase, mortgage and convey real and personal property, either in or out of the State of Delaware, and to have and to exercise all the powers conferred upon the Partnership by the Act.

1.4          Principal Place of Business, Assets and Operations; Registered Office.  The principal place of business of the Partnership is Five Concourse Parkway, Suite 2500, Atlanta, Georgia 30328, Attention:  Chief Executive Officer, OCI Resource Partners LLC.  The Partnership’s principal assets are held, and its principal operations are conducted, at LaBarge Road, P.O. Box 513, Green River, Wyoming 82935.  The registered office of the Partnership in the state of Delaware is located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

1.5          Term.  The term of the Partnership commenced on the date the certificate of limited partnership described in Section 17-201 of the Act (the “Certificate’’) was filed in the office of the Secretary of State of the State of Delaware in accordance with the Act and shall continue until the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Section 12 hereof.

1.6          Filings; Agent for Service of Process.

(a)           The General Partners shall take any and all actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of Delaware.  The General Partners shall cause amendments to the Certificate to be filed whenever required by the Act.

(b)           The General Partners shall execute and cause to be filed original or amended Certificates and shall take any and all other actions as may be reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of any other states or jurisdictions in which the Partnership engages in business.

(c)           The registered agent for service of process on the Partnership is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801 or any successor as appointed by the Partnership Committee in accordance with the Act.

(d)           Upon the dissolution and completion of the winding up of the Partnership, the Liquidator shall promptly execute and cause to be filed certificates of cancellation in accordance with the Act and the laws of any other states or jurisdictions in which the Liquidator deems such filing necessary or advisable.

1.7          Definitions.  Capitalized words and phrases used in this Agreement have the following meanings:

(a)           “Act” means the Delaware Revised Uniform Limited Partnership Act, as set forth in Del. Code Ann. Tit. 6, §§ 17-101 to 17-1109, as amended from time to time (or any corresponding provisions of succeeding law).

(b)           “Adjusted Capital Account Deficit” means, with respect to any Interest Holder, the deficit balance, if any, in such Interest Holder’s Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

(i)            Credit to such Capital Account any amounts which such Interest Holder is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and

(ii)           Debit to such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(c)           “Affiliate” means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, or (ii) any Person owning or controlling 20% or more of the outstanding voting interests of such Person.  For purposes of this definition, the term “controls,” “is controlled by” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise.

(d)           “Agreement” or “Partnership Agreement” means this Agreement of Limited Partnership, as amended from time to time.  Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.

(e)           “Approval Amount” shall have the meaning set forth in Section 5.8(a)(iii) hereof.

(f)            “Available Cash” means with respect to any calendar quarter ending prior to the date the Partnership is liquidated, the sum of all cash and cash equivalents of the Partnership on hand at the end of such quarter and all or any portion of additional cash and cash equivalents of the Partnership on hand on the date of determination of Available Cash with respect to such quarter resulting from financing arrangements entered into solely for working capital purposes or to pay distributions to the Partners made subsequent to the end of such quarter, less the amount of any cash reserves established by the Partnership Committee to (i) provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership) subsequent to such quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions in subsequent periods, in each case, as determined by the Partnership Committee.  Notwithstanding the foregoing, “Available Cash” with respect to the quarter in which the Partnership is liquidated and any subsequent quarter shall equal zero.

(g)           “Bankruptcy” means, with respect to any Person, a “Voluntary Bankruptcy” or an “Involuntary Bankruptcy.”  A “Voluntary Bankruptcy” means, with respect to any Person, the inability of such Person generally to pay its debts as such debts become due, or an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors; the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent, or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.  An ‘‘Involuntary Bankruptcy” means, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person which petition shall not be dismissed within 90 days, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within 60 days.

(h)           “Big Island Plant” means the real estate and improvements located in Sweetwater County, Green River, Wyoming, that are used in and associated with the business described in Section 1.3 hereof.

(i)            “Capital Account” means, with respect to any Partner or Interest Holder, the Capital Account maintained for such Person in accordance with the following provisions:

(i)            To each Person’s Capital Account there shall be credited such Person’s Capital Contributions, such Person’s distributive share of Profits and any items in the nature of income or gain which are specially allocated pursuant to Section 3.2 or Section 3.3 hereof, and the amount of any Partnership liabilities assumed by such Person or which are secured by any Property distributed to such Person.

(ii)           To each Person’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to any provision of this Agreement, such Person’s distributive share of Losses and any items in the nature of expenses or losses which are specially allocated pursuant to Section 3.2 or Section 3.3 hereof, and the amount of any liabilities of such Person assumed by the Partnership or which are secured by any property contributed by such Person to the Partnership.

(iii)          In the event all or a portion of an Interest in the Partnership is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

(iv)          In determining the amount of any liability for purposes of Sections 1.7(i)(i) and l.7(i)(ii) hereof, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations.  In the event the Partnership Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Partnership, the Partners, or Interest Holders), are computed in order to comply with such Regulations, the Partnership Committee may make such modification; provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Section 12 hereof upon the dissolution of the Partnership.  The Partnership Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and Interest Holders and the aggregate amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704- 1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

(j)            “Capital Contributions” means, with respect to any Partner or Interest Holder, the amount of money and the initial Gross Asset Value of any property (other than money) contributed to the Partnership with respect to the Interest in the Partnership held by such Person.

(k)           “Certificate” has the meaning set forth in Section 1.5 hereof.

(l)            “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

(m)          “Depreciation” means, for each fiscal year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year or other period, except that (i) with respect to any depreciable or amortizable asset whose Gross Asset Value differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by use of the “remedial allocation method” defined by Regulations Section 1.704-3(d), Depreciation for such Allocation Year shall be the amount of book basis recovered for such Allocation Year under the rules prescribed by Regulations Section 1.704-3(d)(2), and (ii) with respect to any other depreciable or amortizable asset whose Gross Asset Value differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.  If the Gross Asset Value of a depreciable or amortizable asset is adjusted pursuant to Sections 1.7(o)(ii) or 1.7(o)(iv) of the definition of Gross Asset Value during an Allocation Year, following such adjustment Depreciation shall thereafter be calculated under clause (i) or (ii) immediately above, whichever the case may be, based upon such Gross Asset Value, as so adjusted.

(n)           “General Partner” means any Person who (i) is referred to as such in the first paragraph of this Agreement or has become a General Partner pursuant to the terms of this Agreement, and (ii) has not ceased to be a General Partner pursuant to the terms of this Agreement, in each case, in its capacity as a General Partner.

(o)           “Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(i)            The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the Partnership Committee;

(ii)           The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partnership Committee, as of the following times:  (a) the acquisition of an additional Interest in the

Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution or in exchange for the performance of more than a de minimis amount of services to or for the benefit of the Partnership; (b) the distribution by the Partnership to a Partner or Interest Holder of more than a de minimis amount of Property as consideration for an Interest in the Partnership; (c) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g)(1) (other than pursuant to Code Section 708(b)(1)(B)); or (iv) any other event to the extent determined in good faith by the Partnership Committee to be permitted and necessary to properly reflect Gross Asset Values in accordance with the standards set forth in Regulations Section 1.704-1(b)(2)(iv)(q); provided, however, that adjustments pursuant to clauses (a) and (b) above shall be made only if the Partnership Committee reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners and Interest Holders in the Partnership;

(iii)          The Gross Asset Value of any Partnership asset distributed to any Partner or Interest Holder shall be the gross fair market value of such asset on the date of distribution; and

(iv)          The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) (including any such adjustments pursuant to Regulations Section 1.734-2(b)(1)), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 3.2(g) hereof; provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.7(o)(iv) to the extent the Partnership Committee determines that an adjustment pursuant to Section 1.7(o)(ii) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.7(o)(iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to Section 1.7(o)(i), 1.7(o)(ii), or 1.7(o)(iv) hereof, such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

(p)           “Indemnified Person” means any Partner, any Affiliate of a Partner, or any director, officer, stockholder, employee, agent or representative of a Partner or such Affiliate, but shall not include any Representative or Officer.

(q)           “Interest” means an ownership interest in the Partnership representing some or all of a Capital Contribution by a Partner pursuant to Section 2 hereof, including any and all benefits to which the holder of such an Interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement.

(r)            “Interest Holder” means any Person who holds an Interest, regardless of whether such Person has been admitted to the Partnership as a Partner.  “Interest Holders” means all such Persons.

(s)            “IPO” shall have the meaning set forth in Section 13.9.

(t)            “Limited Partner” means any Person (i) who is referred to as such in the first paragraph of this Agreement or who has become a Limited Partner pursuant to the terms of this Agreement, and (ii) who holds an Interest, in each case, in its capacity as a Limited Partner.  “Limited Partners” means all such Persons.

(u)           “Liquidator” shall have the meaning set forth in Section 12.2 hereof.

(v)           “Majority in Interest” shall be determined by reference to the Partners’ Percentage Interests and, when referring to all Partners, shall mean Partners whose combined Percentage Interests represent more than 50% of the Percentage Interests then held by Partners as opposed to Interest Holders that have not been admitted as Partners, and, when referring to Limited Partners only, shall mean Limited Partners whose combined Percentage Interests represent more than 50% of the Percentage Interests then held by Limited Partners (as opposed to General Partners or Interest Holders that have not been admitted as Limited Partners).

(w)          “Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1) and 1.704-2(c).

(x)           “Nonrecourse Liability” has the meaning set forth in Regulations Section 1.704-2(b)(3).

(y)           “Officer” means any person appointed as an officer of the Partnership pursuant to Section 5.3(a) of this Agreement.

(z)           “OCI Credit Facility” means the senior secured credit facility provided to OCI pursuant to the Credit Agreement, dated as of July 18, 2013 by and among OCI, the guarantors party thereto, the financial institutions party thereto as lenders, Bank of America, N.A., as administrative agent for the lenders, and Bank of America Merrill Lynch, as sole lead arranger and sole book manager, as the same may be amended, restated, replaced, refinanced or otherwise modified from time to time.

(aa)         “Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(i)(2).

(bb)         “Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

(cc)         “Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2).

(dd)         “Partners” means the General Partners and all Limited Partners, where no distinction is required by the context in which the term is used herein.  “Partner” means any one of the Partners.

(ee)         “Partnership” means the partnership continued pursuant to this Agreement and the reconstituted partnership continuing the business of this Partnership in the event of a dissolution as provided in Section 12 hereof.

(ff)          “Partnership Credit Facility” has the meaning set forth in Section 5.7(a) hereof.

(gg)         “Partnership Committee” shall mean that committee of Partners’ Representatives formed and continued pursuant to Section 5.2 hereof.

(hh)         “Partnership Minimum Gain” has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d)(1).

(ii)           “Percentage Interest” means, with respect to any Partner, the percentage interest in the Partnership as provided in Section 2 hereof.

(jj)           “Permitted Transfer” means any transfer, assignment, encumbrance, pledge or other alienation of an Interest in the Partnership in accordance with Section 10.2 hereof.

(kk)         “Person” means any individual, partnership, corporation, trust, or other entity.

(ll)           “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Partnership’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

(i)            Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.7(ll) shall be added to such taxable income or loss;

(ii)           Any expenditures of the Partnership described in Code Section 705(a)(2)(B), or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i) and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.7(ll), shall be subtracted from such taxable income or loss;

(iii)          In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.7(o)(ii) or Section 1.7(o)(iv) hereof, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(iv)          Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Gross Asset Value;

(v)           In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year or other period, computed in accordance with Section 1.7(m) hereof;

(vi)          To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner or Interest Holder’s interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits and Losses; and

(vii)         Notwithstanding any other provision of this Section 1.7(ll), any items of Partnership income, gain, loss or deduction that are specially allocated pursuant to Section 3.2 or Section 3.3 hereof shall not be taken into account in computing Profits or Losses.  The amount of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to the previous sentence or pursuant to such subsections shall be determined pursuant to rules analogous to those set forth in this definition of Profits and Losses.

(mm)      “Property” means all real and personal property acquired by the Partnership and any improvements thereto, and shall include both tangible and intangible property.

(nn)         “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

(oo)         “Representative” means a representative to the Partnership Committee appointed pursuant to Section 5.2(a) hereof and who has not ceased to be a representative in accordance with such section.  “Representatives” means all such Representatives.

(pp)         “Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, or otherwise dispose of; provided that, subject to the last sentence of Section 10.1, no Transfer or issuance of any equity interest in any Person that directly or indirectly holds Interests shall constitute a Transfer of such Interests for purposes of this Agreement.

(qq)         “Ultimate Parent” means (i) in the case of OCI, OCI Chemical Corporation and (ii) in the case of NRP TRONA, Natural Resource Partners L.P., a Delaware limited partnership.

1.8          Title to Property.  All real and personal property owned by the Partnership shall be owned by the Partnership as an entity and, insofar as permitted by applicable law, no Partner shall have any ownership interest in such property in its individual name or right, and each Partner’s interest in the Partnership shall be personal property for all purposes.  Except as otherwise provided in this Agreement, the Partnership shall hold all of its real and personal property in the name of the Partnership and not in the name of any Partner.

1.9          Payments of Individual Obligations.  The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for or in payment of any individual obligation of any Partner.

SECTION 2
PARTNER’S CAPITAL CONTRIBUTIONS

2.1          General Partners.  The names, addresses, and Percentage Interests of the General Partners are as follows:

Name and Address	Percentage Interest
OCI RESOURCES LP Five Concourse Parkway Suite 2500 Atlanta, Georgia 30328 Attention: Chief Executive Officer	40.98%

NRP TRONA LLC c/o NRP (Operating) LLC 601 Jefferson Suite 3600 Houston, Texas 77002 Attention: Vice President and General Counsel	39.37%

2.2          Limited Partner.  The names, addresses, and Percentage Interests of the Limited Partners are as follows:

Name and Address	Percentage Interest
OCI RESOURCES LP Five Concourse Parkway Suite 2500 Atlanta, Georgia 30328 Attention: Chief Executive Officer	10.02%

NRP TRONA LLC c/o NRP (Operating) LLC 601 Jefferson Suite 3600 Houston, Texas 77002 Attention: Vice President and General Counsel	9.63%

2.3          Additional Capital Contributions.

(a)           In General.  The Partners hereby agree to contribute from time to time in accordance with their Percentage Interests (or, as between OCI and NRP TRONA only, in such other percentages as may from time to time be agreed upon by them) such additional funds as may be required by the Partnership and called for by the Partnership Committee.  Additional Capital Contributions required by this Section 2.3(a) shall be made on two days’ notice from the Partnership Committee.  Notwithstanding anything to the contrary in this Agreement, the Partners hereby agree that if at any time the relative Percentage Interests of the General Partners are not proportionate to their relative aggregate Capital Contributions, and such disproportionality is not attributable to disproportionate Capital Contributions agreed to by OCI and NRP TRONA pursuant to the first sentence of this Section 2.3(a), the General Partners will make such additional Capital Contributions and shall be entitled to receive such distributions as are necessary to restore such proportionality.

(b)           Preemptive Rights.  Each of OCI and NRP TRONA shall have the preemptive right, during a reasonable time and on reasonable conditions, both to be fixed by the Partnership Committee in their absolute discretion, to subscribe pro rata, in proportion to their Percentage Interests, for any additional Interests in the Partnership.

2.4          Member’s Liability.  Except as otherwise provided by this Agreement, no Limited Partner shall be liable for the debts, liabilities, contracts or any other obligations of the Partnership.  Except as otherwise provided by this Agreement, any pre-existing agreements among the Partners, or applicable state law, a Limited Partner shall be liable only to make its Capital Contributions and shall not be required to restore a deficit balance in its Capital Account or to lend any funds to the Partnership or, after its Capital Contributions have been paid, to make any additional contributions to the Partnership.

SECTION 3
ALLOCATIONS

3.1          Profits and Losses.

(a)           After giving effect to the special allocations set forth in Sections 3.2 and 3.3 hereof, Profits and Losses for any fiscal year shall be allocated among the Partners and Interest Holders pro rata in accordance with their respective Percentage Interests.

(b)           Losses allocated pursuant to Section 3.1(a) hereof shall not exceed the maximum amount of Losses that can be so allocated without causing any Partner or Interest Holder to have an Adjusted Capital Account Deficit at the end of any fiscal year.  All Losses in excess of the limitation set forth in this Section 3.1(b) shall be allocated among the General Partners pro rata in accordance with their respective Percentage Interests.  Any Losses allocated pursuant to the previous sentence of this Section 3.1(b) shall be reversed with an allocation of Profits of an equal amount prior to any allocations pursuant to Section 3.1(a).

3.2          Special Allocations.  The following special allocations shall be made in the following order:

(a)           Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(f), notwithstanding any other provision of this Section 3, if there is a net decrease in Partnership Minimum Gain during any fiscal year, each Partner and Interest Holder shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s and Interest Holder’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Regulations Section 1.704-2(g).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner and Interest Holder pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2).  This Section 3.2(a) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(b)           Partner Minimum Gain Chargeback.  Except as otherwise provided in Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Section 3, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any fiscal year, each Partner and Interest Holder who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Partner’s and Interest Holder’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4).  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner and Interest Holder pursuant thereto.  The items to be so allocated shall be determined in accordance with Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2).  This Section 3.2(b) is intended to comply with the minimum gain chargeback requirement in Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c)           Qualified Income Offset.  In the event any Partner or Interest Holder unexpectedly receives any adjustments, allocations, or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to each such Interest Holder in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Interest Holder as quickly as possible; provided that an allocation pursuant to this Section 3.2(c) shall be made only if and to the extent that such Interest Holder would have an Adjusted Capital Account Deficit after all other allocations provided for in this Section 3 have been tentatively made as if this Section 3.2(c) were not in the Agreement. This Section 3.2(c) is intended to comply with the qualified income offset requirement in Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d)           Gross Income Allocation.  In the event any Partner or Interest Holder has an Adjusted Capital Account Deficit at the end of any fiscal year which is in excess of the sum of (i) the amount such Interest Holder is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Interest Holder is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Interest Holder shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 3.2(d) shall be made only if and to the extent that such Interest Holder would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Section 3 have been made as if Section 3.2(c) hereof and this Section 3.2(d) were not in the Agreement.

(e)           Nonrecourse Deductions.  Nonrecourse Deductions for any fiscal year or other period shall be specially allocated among the Partners and Interest Holders pro rata in accordance with their respective Percentage Interests.

(f)            Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any fiscal year or other period shall be specially allocated to the Partner or Interest Holder who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

(g)           Section 754 Adjustments.  To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) (including any such adjustments pursuant to Regulations Section 1.734-2(b)(1)) is required, pursuant to Regulations Sections 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners and Interest Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

3.3          Curative Allocations.

The allocations set forth in Sections 3.1(b) and 3.2 hereof (collectively, the “Regulatory Allocations”) are intended to comply with the requirements of the Regulations.  It is the intent of the parties hereto that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 3.3.  Therefore, notwithstanding any other provision of Section 3 (other than the Regulatory Allocations), the Partnership Committee shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s or Interest Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account such Person would have had if the Regulatory Allocations were not terms of this Agreement and all Partnership items were allocated pursuant to Section 3.1(a).  In exercising its discretion under this Section 3.3, the Partnership Committee shall take into account future Regulatory Allocations that, although not yet made, are likely to offset other Regulatory Allocations previously made.

3.4          Other Allocation Rules.

(a)           For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily,

monthly’ or other basis, as determined by the Partnership Committee using any permissible method under Code Section 706 and the Regulations thereunder.

(b)           Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, and any other allocations not otherwise provided for shall be divided among the Partners and Interest Holders in the same proportions as they share Profits or Losses, as the case may be, for the year.

(c)           The Partners are aware of the income tax consequences of the allocations made by this Section 3 and hereby agree to be bound by the provisions of this Section 3 in reporting their shares of Partnership income and loss for income tax purposes.

(d)           Solely for purposes of determining a Partner’s or Interest Holder’s proportionate share of the “excess nonrecourse liabilities” of the Partnership within the meaning of Regulations Section 1.752-3(a)(3), if any, such excess nonrecourse liability shall be allocated to the Partners or Interest Holders as follows:

(i)            First, such excess nonrecourse liabilities shall be allocated to the Partners and Interest Holders up to the amount of built-in gain allocable to such Person on Code Section 704(c) property (as defined in Regulations Section 1.704-3(a)(3)(i)) or property for which reverse Code Section 704(c) allocations are applicable (as described in Regulations Section 1.704-3(a)(6)(i)) where such property is subject to the nonrecourse liability, to the extent such gain exceeds the gain described in Regulations Section 1.752-3(a)(2).

(ii)           Second, the balance of such excess nonrecourse liabilities, if any, shall be allocated to the Partners and Interest Holders in accordance with their Percentage Interests.

(e)           To the extent permitted by Regulations Sections 1.704-2(h) and 1.704-2(i)(6), the Partnership Committee shall endeavor to treat distributions of Available Cash as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Interest Holder.

3.5          Tax Allocations: Code Section 704(c).

In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be determined and allocated among the Partners and Interest Holders under the rules prescribed by Regulations Section 1.704-3(d)(2) so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.7(o)(i) hereof).

In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.7(o)(ii) hereof, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and under the rules prescribed by Regulations Section 1.704-3(d)(2).

Any elections or other decisions relating to such allocations shall be made by the Partnership Committee in any manner that reasonably reflects the purpose and intention of this Agreement.  Allocations pursuant to this Section 3.5 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Person’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 4
DISTRIBUTIONS

4.1          Quarterly Distributions.  Except as otherwise provided in Section 12 hereof, Available Cash, if any, shall be distributed quarterly in the following order and priority:

(a)           First, to the Partners, in proportion to the total amount distributable to each such Partner pursuant to this Section 4.1(a), until each such Partner receives an amount equal to the excess, if any, of (i) the cumulative additional Capital Contributions made by such Partner pursuant to Section 2.3(a) hereof from the date hereof to the end of the quarter preceding the quarter during which such distribution is made, over (ii) the sum of all prior distributions to such Partner pursuant to this Section 4.1(a) during that same period; and

(b)           The balance, if any, to the Partners pro rata in accordance with their respective Percentage Interests.

4.2          Amounts Withheld.  All amounts withheld during any fiscal year pursuant to the Code or any provision of any state or local tax law with respect to any payment, distribution or allocation to the Partnership, the Partners or the Interest Holders shall be treated for all purposes under this Agreement as amounts distributed pursuant to this Section 4 to the Partners and the Interest Holders with respect to which such amounts are withheld, and shall reduce amounts otherwise distributable to each such Partner during such period, provided that, if the amounts required to be withheld with respect to each Partner or Interest Holder during such period exceed the amounts otherwise distributable to such Partner or Interest Holder during such period, such Partner or Interest Holder shall contribute to the Partnership an amount equal to such excess upon demand by OCI.  The Partnership Committee is authorized to withhold from distributions, or with respect to allocations, to the Partners and Interest Holders and to pay over to any federal, state, or local government any amounts required to be so withheld pursuant to the Code or any provisions of any other federal, state, or local law, and may allocate any such amounts among the Partners and Interest Holders in any manner that is in accordance with applicable law.

SECTION 5
MANAGEMENT

5.1          General Authority of General Partners and Partnership Committee.  The General Partners shall have such rights, powers and authority, and only such rights, powers and authority, in the management of the Property and the business of the Partnership as shall be necessary to enable them to take such acts as are required to be taken by them in accordance with this Agreement and applicable law.  Except as otherwise provided in this Agreement (including, without limitation, in this Section 5) or as otherwise required by applicable law, the property and business of the Partnership shall be managed by the Partnership Committee, which has, to the extent permitted by applicable law, all requisite right, power and authority to, and may, without the consent of Partners, exercise all such powers and do all such lawful acts and things as are not directed or required by this Agreement or the Act to be exercised or done or consented to by the Partners, including but not limited to, the right, power and authority to cause the Partnership to:

(a)           Acquire by purchase, lease, or otherwise any real or personal property which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

(b)           Operate, maintain, finance, improve, construct, own, grant options with respect to, sell, convey, assign, mortgage, and lease any real estate and any personal property necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership;

(c)           Execute any and all agreements, contracts, documents, certifications, and instruments necessary or appropriate in connection with the management, maintenance, and operation of Partnership property, or in connection with managing the affairs of the Partnership, including executing amendments to this Agreement and the Certificate in accordance with the terms of this Agreement;

(d)           Borrow money and issue evidences of indebtedness necessary, convenient, or incidental to the accomplishment of the purposes of the Partnership, and secure the same by mortgage, pledge, or other lien on any Partnership property;

(e)           Execute, in furtherance of any or all of the purposes of the Partnership, any deed, lease, mortgage, deed of trust, mortgage note, promissory note, bill of sale, contract, or other instrument purporting to convey or encumber any or all of the Partnership property;

(f)            Prepay in whole or in part, refinance, recast, increase, modify, or extend any liabilities affecting the Property and in connection therewith execute any extensions or renewals of encumbrances on any or all of the Property;

(g)           Care for and distribute funds to the Partners and Interest Holders by way of cash, income, return of capital, or otherwise, all in accordance with the provisions of this Agreement, and perform all matters in furtherance of the objectives of the Partnership or this Agreement;

(h)           Contract on behalf of the Partnership for the employment and services of employees and/or independent contractors, such as lawyers and accountants, and delegate to such Persons the duty to manage or supervise any of the assets or operations of the Partnership;

(i)            Engage in any kind of activity and perform and carry out contracts of any kind (including contracts of insurance covering risks to Partnership Property and General Partner liability) necessary or incidental to, or in connection with, the accomplishment of the purposes of the Partnership, as may be lawfully carried on or performed by a partnership under the laws of each state in which the Partnership is then formed or qualified;

(j)            Make any and all elections for federal, state, and local tax purposes including, but not limited to, any election, if permitted by applicable law: (i) to adjust the basis of Partnership property pursuant to Code Sections 754, 734(b) and 743(b), or comparable provisions of state or local law, in connection with transfers of Partnership Interests and Partnership distributions; (ii) with the consent of the Partner or Interest Holder affected thereby, to extend the statute of limitations for assessment of tax deficiencies against such Partners and Interest Holders with respect to adjustments to the Partnership’s federal, state, or local tax returns; and (iii) in accordance with Section 8.5 hereof, to represent the Partnership, the Partners and the Interest Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership, the Partners, and the Interest Holders in their capacities as Partners or Interest Holders, and to file any tax returns and execute any agreements or other documents relating to or affecting such tax matters, including, to the extent provided in Code Sections 6221 through 6231, agreements or other documents that bind the Partners and Interest Holders with respect to such tax matters or otherwise affect the rights of the Partnership, Partners, and Interest Holders;

(k)           Take, or refrain from taking, all actions, not expressly proscribed or limited by this Agreement, as may be necessary or appropriate to accomplish the purposes of the Partnership; and

(l)            Institute, prosecute, defend, settle, compromise, and dismiss lawsuits or other judicial or administrative proceedings brought on or in behalf of, or against, the Partnership and to engage counsel or others in connection therewith.

5.2          Partnership Committee.

(a)           Representatives.  The Partnership Committee shall consist of seven Representatives, four of whom shall be appointed by OCI and three of whom shall be appointed by NRP TRONA, unless NRP TRONA shall elect to appoint a lesser number of Representatives.  Each Partner shall appoint its Representatives and shall fill vacancies as they occur within 15 days.  Representatives shall serve for indefinite terms at the pleasure of the appointing Partner.

(b)           Meetings of the Partnership Committee.

(i)            The Partnership Committee may hold its meetings, both regular and special, either within or without the State of Delaware, and either in person or by telephone.

(ii)           An annual meeting of the Partnership Committee shall be held at such time and place during the month of February as shall be determined by the Representatives.  The Partnership Committee shall hold one meeting in the third quarter of each calendar year and one meeting in the fourth quarter of each calendar year and may hold such additional regular meetings as a majority of the Representatives shall determine to be necessary.  The Secretary shall cause written notice of the place, date and hour of each regular meeting of the Partnership Committee, along with a list of the agenda items for such Partnership Committee meeting, to be given to each Representative not less than two days before the date of such meeting if such notice is given personally or by telegram, or not less than five days before the date of such meeting if such notice is given by mail.  Notice of any such meeting need not be given to any Representative who attends such meeting without protesting the lack of notice to him, prior to or at the commencement of such meeting, or to any Representative who submits a signed waiver of notice, whether before or after such meeting.  No notice need be given of any adjourned meeting, unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of this Section shall be given to each Representative.

(iii)          Special meetings of the Partnership Committee may be called by the president on two days’ notice to each Representative, if such notice is given personally or by telegram, on five days’ notice if such notice is given by mail, or without notice if such notice requirement is expressly waived by all of the Representatives.  Special meetings shall be called by the president or secretary in like manner and on like notice on the written request of two Representatives.

(iv)          At each meeting of the Partnership Committee, each Representative of each Partner shall be authorized to vote on his own behalf and on behalf of each and every other Representative of such Partner that is not present at such meeting.  The presence of a Representative (in person or through a voting Representative) of a majority in number of the Partners shall be necessary and sufficient to constitute a quorum for the transaction of business; provided that at least one of such Representatives must be a Representative appointed by OCI, and the act of a majority of the Representatives, whether present at such meeting or represented by another Representative voting on his behalf, at which there is a quorum shall be the act of the Partnership Committee, except as may be otherwise specifically provided by this Agreement or the Act.  If a quorum shall not be present at any meeting of Representatives, the Representatives present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

(v)           Each Partner hereby agrees that it shall be bound by the act or vote of any of its Representatives, whether acting on his own behalf or on behalf of other Representatives in accordance with Section 5.2(b)(iv) hereof, and without regard to any requirement or procedure of such Partner for authorization or ratification of the act or vote of such Representative, including, without limitation, any financial limitations or restrictions placed by such Partner on the acts or votes of any Representative.

(c)           Action Without Meeting.  Any action required or permitted to be taken at any meeting of the Partnership Committee or any committee thereof may be taken without a meeting if all the Representatives or members of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writings or electronic transmissions are filed with the minutes of proceedings of the Partnership Committee or committee.

(d)           Subcommittees of Representatives.

(i)            The Partnership Committee may, by resolution passed by a majority of all of the Representatives, designate one or more subcommittees, each subcommittee to consist of two or more of the Representatives, which, to the extent provided in said resolution, shall have and may exercise the powers of the Partnership Committee in the management of the business and affairs of the Partnership.  Such subcommittee or subcommittees shall have such name or names as may be determined from time to time by resolution adopted by the Partnership Committee.  NRP TRONA shall be entitled to nominate Representatives on any subcommittee appointed by the Partnership Committee, but the majority of Representatives on all such subcommittees shall be Representatives appointed by OCI.

(ii)           Each subcommittee shall keep regular minutes of its proceedings and report the same to the Partnership Committee when required.

(e)           Compensation of Representatives.  Representatives, as such, shall not receive any stated salary for their services, provided that nothing herein contained shall be construed to preclude any Representative from serving the Partnership in any other capacity and receiving compensation therefor.

(f)            General Standards of Conduct for Representatives.

(i)            A member of the Partnership Committee shall discharge his duties as a Representative, including his duties as a member of a subcommittee:

(A)          In a manner he believes in good faith to be in the best interests of the Partnership; and

(B)          With the care an ordinarily prudent person in a like position would exercise under similar circumstances.

(ii)           In discharging his duties, a Representative is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

(A)          One or more Officers or employees of the Partnership whom the Representative reasonably believes to be reliable and competent in the matters presented;

(B)          Legal counsel, public accountants, investment bankers, or other persons as to matters the Representative reasonably believes are within the person’s professional or expert competence; or

(C)          A subcommittee of the Partnership Committee of which he is not a member if the Representative reasonably believes the subcommittee merits confidence.

(iii)          Notwithstanding subsection (ii) above, a Representative is not entitled to rely if he has knowledge concerning the matter in question that makes reliance otherwise permitted by subsection (ii) above unwarranted.

5.3          Officers.

(a)           Appointment.

(i)            The officers of the Partnership shall be chosen by the Partnership Committee and shall be a president, a secretary and a treasurer.  Two or more offices may be held by the same person, except that where the offices of president and secretary are held by the same person, such person shall not hold any other office.

(ii)           The Partnership Committee at each annual meeting shall choose a president from its members, and shall choose a secretary and a treasurer, neither of whom need be a Representative on the Partnership Committee.

(iii)          The Partnership Committee may appoint such other officers and agents as it shall deem necessary or desirable, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Partnership Committee.

(iv)          The officers of the Partnership shall hold office until their successors are chosen and qualify in their stead.  Any officer elected or appointed by the Partnership Committee may be removed at any time by the affirmative vote of a majority of all of the Representatives, or by any subcommittee or superior officer upon whom such power of removal may be conferred by the affirmative vote of a majority of all of the Representatives.  If the office of any officer shall become vacant for any reason, the vacancy shall be filled by the Partnership Committee.

(b)           The President.

(i)            The president shall be the chief executive officer of the Partnership.  He shall preside at all meetings of the Partners and Partnership Committee, shall be ex officio a member of all standing subcommittees, shall have general and active management of the business of the Partnership, and shall see that all orders and resolutions of the Partnership Committee are carried into effect.

(ii)           The president shall execute deeds, notes, bonds, mortgages and contracts, and other instruments, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Partnership Committee to some other officer or agent of the Partnership.

(c)           The Secretary.  The secretary shall attend all meetings of the Partnership Committee and all meetings of the Partners and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for the standing subcommittees when required.  He shall give, or cause to be given, notice of all meetings of the Partners and special meetings of the Partnership Committee, and shall perform such other duties as may be prescribed by the Partnership Committee or president, under whose supervision he shall be.

(d)           The Treasurer.

(i)            The treasurer shall have the custody of the Partnership funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Partnership and shall deposit all moneys and other valuable effects in the name and to the credit of the Partnership in such depositaries as may be designated by the Partnership Committee.

(ii)           The treasurer shall disburse the funds of the Partnership as may be ordered by the Partnership Committee, taking proper vouchers for such disbursements, and shall render to the president and Representatives, at the regular meetings of the Partnership Committee, or whenever they may require it, an account of all his transactions as treasurer and of the financial condition of the Partnership.

(iii)          If required by the Partnership Committee, the treasurer shall give the Partnership a bond (which shall be renewed every six years) in such sum and with such surety or sureties as shall be satisfactory to the Partnership Committee for the faithful performance of the duties of his office and for the restoration of the Partnership in case of his death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his possession or under his control belonging to the Partnership.

(e)           General Standards of Conduct for Officers.

(i)            An Officer with discretionary authority shall discharge his duties as such:

(A)          In a manner he believes in good faith to be in the best interests of the Partnership; and

(B)          With the care an ordinary prudent person in a like position would exercise under similar circumstances.

(ii)           In discharging his duties, an Officer is entitled to rely on information, opinions, reports, or statements, including financial statements and other financial data, if prepared or presented by:

(A)          One or more Officers or employees of the Partnership whom the Officer reasonably believes to be reliable and competent in the matters presented; or

(B)          Legal counsel, public accountants, investment bankers, or other persons as to matters the Officer reasonably believes are within the person’s professional or expert competence.

(iii)          Notwithstanding subsection (ii) above, an Officer is not entitled to rely if he has knowledge concerning the matter in question that makes reliance otherwise permitted by subsection (ii) above unwarranted.

5.4          Right to Rely on Books of Account.  Each officer, Representative, or member of any subcommittee designed by the Partnership Committee shall, in the performance of his duties, be fully protected in relying in good faith upon the books of account or reports made to the Partnership by any of its officials or by an independent certified public accountant or by an appraiser selected with reasonable care by the Partnership Committee or by any such subcommittee or in relying in good faith upon other records of the Partnership.

5.5          Indemnification of Representatives and Officers.

(a)           To the fullest extent permitted by applicable law, each Representative, Officer and Indemnified Person (and their respective heirs, executors and administrators) shall be indemnified by the Partnership (and any receiver, liquidator or trustee of, or successor to, the Partnership) from and against any and all liabilities, obligations, losses, damages, penalties, costs or expenses (including, without limitation, all costs and expenses of defense, appeal or settlement reasonably incurred by or imposed upon him) in connection with or arising out of any action, suit or proceeding in which he may be involved and which relates in any way to the Partnership or its business and assets, or to which he may be made a party by reason of his being or having been a Representative or Officer of the Partnership or, at its request, a partner or officer of any partnership or corporation of which it is a partner, stockholder or creditor and for which he is not entitled to be indemnified (whether or not he continues to be a Representative, Officer or Indemnified Person at the time of imposing or incurring such expenses); provided, however, that no indemnification shall be provided hereunder in respect of matters as to which he shall be finally adjudged in such action, suit or proceeding to be liable for breach of any duty expressly imposed by this Agreement; intentional misconduct; a knowing violation of law; or any transaction from which such Representative, Officer or Indemnified Person derived an improper personal benefit.  With respect to any criminal action or proceeding, no indemnification shall be provided hereunder if such Representative, Officer or Indemnified Person had reasonable cause to believe that his or her conduct was unlawful.  In the event of a settlement of any such action, suit or proceeding, indemnification shall be provided only in connection with such matters covered by the settlement as to which the Partnership is advised by counsel that the person to be indemnified did not commit a breach of duty; intentional misconduct; a knowing violation of law; derive an improper personal benefit from a transaction; or have reasonable cause to believe that his or her conduct was unlawful.  Notwithstanding the foregoing, no indemnification shall be provided hereunder in respect of any claim by the Partnership or any Partner against a Representative, Officer or Indemnified Person other than a claim for costs and expenses of defense, appeal and settlement reasonably incurred by or imposed on him and otherwise indemnifiable hereunder.  The foregoing right of indemnification shall not be exclusive of other rights to which he may be entitled.

(b)           The Partnership shall pay expenses as they are incurred by any Indemnified Person, Representative or Officer in connection with any action, claim, or proceeding that the Indemnified Person, Representative or Officer asserts in good faith to be subject to the indemnification obligations set forth herein, upon receipt of an undertaking from such Indemnified Person, Representative or Officer to repay all amounts so paid by the Partnership to the extent that it is finally determined that the Indemnified Person, Representative or Officer is not entitled to be indemnified therefor under the terms hereof.

(c)           If a claim for indemnification or payment of expenses hereunder is not paid in full within ten days after a written claim therefor has been received by the Partnership, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Partnership shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

5.6          Day-to-Day Management: Staffing.

(a)           Executive Staffing and Technological Guidance.  The Partners agree that OCI shall have the responsibility for the management and staffing of the Partnership and the furnishing to it of technological guidance.  OCI agrees to furnish the following normal and essential business services to the Partnership with OCI’s own personnel; provided, however, that OCI’s obligation under this Section 5.6 may be performed by OCI Enterprises Inc. or any of its Affiliates:

(i)            All management, supervision and administration above the level of Resident Plant Manager;

(ii)           General engineering, research and development, and technological guidance, except work performed directly related to specific projects or studies (which work is subject to Section 5.8(b) hereof);

(iii)          Accounting, payroll, credit and tax and information services, including, without limitation, Partnership accounting, cost accounting, payroll preparation and filing, cash receipts and disbursements handling including paying and filing of vendor’s invoices, and tax return preparation and filing (all such services to be based upon reports from plant personnel pertaining to production, material receipts and shipments, inventories, employee’s time and job distribution and similar information customarily furnished by operating plant personnel);

(iv)          Public relations and advertising services;

(v)           Employee training and employee relations, including, without limitation, negotiation and administration of labor contracts and employee benefit plans;

(vi)          Transportation services, including, without limitation, negotiation of favorable freight rates and general supervision of freight claim processing and other traffic matters;

(vii)         Routine legal services (not including problems involving actual or threatened litigation, patent exploration and filing or other extraordinary legal services);

(viii)        Environmental control services, including compliance with all applicable environmental laws and regulations;

(ix)          Treasury and internal audit services and administration of an overall insurance program for protection of Partnership assets; and

(x)           Purchasing services, including, without limitation, negotiation for major purchases and administration of purchasing routines including review of all appropriation requests and acquisition of electrical energy and necessary plant fuels.

(b)           Plant and Mine Staffing.  The mining, refining, processing, storage and shipping operations conducted at the Big Island Plant and all other operations incidental thereto conducted upon and in the vicinity of the Big Island Plant shall be performed by plant and mine forces on the payroll of the Partnership.  Such forces shall be headquartered at said plant under the supervision of the Resident Plant Manager.

(c)           Other Staffing.  The Partnership shall have authority to contract for and bear the cost of such specialized and extraordinary outside services relating to its operations and activities as shall be authorized by the Partnership Committee.

(d)           Compensation.   Subject to and in accordance with the terms and provisions of this Agreement and such reasonable allocation and other procedures as may be agreed upon by OCI (and/or its Affiliates) and the Partnership from time to time, the Partnership hereby agrees to reimburse OCI (and/or its Affiliates) for all direct and indirect costs and expenses incurred by OCI (and/or its Affiliates) in connection with the provision of the services described in Section 5.6(a) hereof, including the following:

(i)            any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the assets or business of the Partnership;

(ii)           an allocated portion of salaries and related benefits (including 401(k), pension, bonuses and health insurance benefits) and expenses of personnel employed by OCI (and/or its Affiliates) who render services to the Partnership, plus general and administrative expenses associated with such personnel;

(iii)          any taxes or other direct operating expenses paid by OCI (and/or its Affiliates) for the benefit of the Partnership (including any state income, franchise or similar tax paid by OCI (and/or its Affiliates) resulting from the inclusion of the Partnership in a combined or consolidated state income, franchise or similar tax report with OCI (and/or its Affiliates) as required by applicable law as opposed to the flow through of income attributable to the ownership interest of OCI (and/or its Affiliates) in the Partnership), provided, however, that the amount of any such reimbursement shall be limited to the tax that the Partnership would have paid had it not been included in a combined or consolidated group with OCI (and/or its Affiliates);

it being agreed, however, that to the extent any reimbursable costs or expenses incurred by OCI (and/or its Affiliates) consist of an allocated portion of costs and expenses incurred by OCI (and/or its Affiliates) for the benefit of both the Partnership and OCI (and/or its Affiliates), such allocation shall be made on a reasonable cost reimbursement basis as determined by OCI (and/or its Affiliates).

5.7          Loans.

(a)           In the event the Partnership shall desire to borrow money for the construction of additional capital improvements or the acquisition of additional capital assets, OCI and NRP TRONA shall have a preemptive right, during a reasonable time and on reasonable conditions, both to be fixed by the Partnership Committee in its absolute discretion, to loan its pro rata share in proportion to its Percentage Interests, of any such money loaned to the Partnership; it being understood that no preemption right shall apply in connection with the Credit Agreement, dated as of July 18, 2013 by and among the Partnership, the guarantors party thereto, the financial institutions party thereto as lenders, Bank of America, N.A., as administrative agent for the lenders, swing line lender and l/c issuer, and Bank of America Merrill Lynch, as sole lead arranger and sole book manager, as the same may be amended, restated, replaced, refinanced or otherwise modified from time to time (the “Partnership Credit Facility”) and/or any borrowings, loans and/or financings thereunder.

(b)           All repayments by the Partnership on promissory notes issued by the Partnership to cover advances from NRP TRONA and OCI shall be made in proportion to the then outstanding balances of said notes.

5.8          Operating Restrictions.

(a)           Operating Programs and Budgets.  The operations of the Partnership shall be conducted, expenses shall be incurred, and assets shall be acquired pursuant to “Budgets” and “Programs” prepared by OCI and provided to the Partners in accordance with this Section 5.8(a).  Except as provided in Sections 5.8(a)(iii) and 5.8(a)(iv) hereof, the approval of the Partnership Committee shall be required prior to any action that is materially inconsistent with any current Budget or Program.

(i)            In accordance with Section 8.4 hereof and Exhibit A hereto, OCI will prepare and provide to the Partners an annual budget and a three-year plan setting forth such assumptions and forecasts as are required to review the status of the business and determine future capital requirements (such annual plan and three-year plan herein referred to together as the “Budget”).  OCI shall prepare and provide to the Partners “Programs” for all planned capital expenditures whether or not such capital expenditures were specifically described in the Budget.  Such “Programs” shall be presented with description, justification, and spending plans in the form customarily used by OCI Enterprises Inc.

(ii)           Within 45 days after a proposed Budget or Program is provided to the Partners, each Partner shall provide to the Partnership Committee:

(A)          Notice that such Partner endorses the proposed Budget or Program; or

(B)          Proposed modifications to the proposed Budget or Program.

If any Partner provides proposed modifications to a proposed Budget or Program in accordance with this Section 5.8(a)(ii), OCI shall give serious consideration to such proposals and make such changes in the proposed Budget or Program as it deems appropriate within its discretion.

(iii)          Programs for capital expenditures will be approved by the Partnership Committee.  Authority for approval by the Partnership Committee is delegated as follows:

(A)          Programs for which the anticipated total spending will equal or exceed One Million Dollars require specific approval of the Partnership Committee.

(B)          Programs estimated to cost in excess of the Approval Amount and less than $1,000,000 and included in the Budget shall be recommended by the Partnership’s officers and provided to NRP TRONA (and with respect to which NRP TRONA may propose modifications in the manner provided in Section 5.8(a)(ii) hereof), and approved by OCI.

(C)          Programs estimated to cost less than the Approval Amount and included in the Budget are to be approved by OCI with information copy of approval to be provided to NRP TRONA.

(D)          Programs not included in the Budget and estimated to cost in excess of the Approval Amount require specific approval of the Partnership Committee.

For purposes of this Section 5.8(a)(iii), the “Approval Amount” shall be $350,000 or such other amount as may be approved by the Capital Approval Committee of OCI (or other committee responsible for authorizing capital expenditures to be made by OCI).

(iv)          Notwithstanding anything to the contrary in this Agreement, the Partnership Committee and the Resident Plant Manager shall have the right to take actions that are materially inconsistent with any current Budget or Programs if any of them, in their reasonable judgment, deems such action necessary for the protection of life or health or the preservation of Partnership assets and if, under the circumstances, in the good faith estimation of any of them, there is insufficient time to allow the Partners to review such action in accordance with Section 5.8(a)(ii) hereof and any delay would materially increase the risk to life or health or the preservation of Partnership assets.  Either the Partnership Committee or the Resident Plant Manager shall notify the Partners of each such action contemporaneously therewith or as soon as reasonably practical thereafter.  Such authority shall lapse and terminate upon reduction of such risk to life or health or preservation of assets.

(v)           The Partnership Committee and OCI shall promptly advise and inform the Partners of any transaction, notice, event, or proposal directly relating to the management and operation of the Partnership’s business which does or could affect, either adversely or favorably, the Partnership’s business or cause a deviation from any current Budget or Programs.

(b)           Transactions with Affiliates.  Other than the Transfer of OCI Co.’s limited partnership interest in the Partnership to OCI, as specifically set forth in Section 13.9, no contract or other transaction between the Partnership and any Partner owning or controlling a majority of the Interests in the Partnership or any Affiliate of such majority Partner shall be valid unless ratified by unanimous vote of the Partnership Committee at a meeting of the Partnership Committee or by written consent without a meeting.  Subject to the foregoing, the Partnership shall have all rights provided under the Act to enter into any and all contracts or other transactions with any other corporation, partnership, firm or association in which any one or more of the Representatives has any pecuniary or other interest.  However, any contracts or transactions referred to in the preceding sentence must be ratified by unanimous vote of the Partnership Committee at a meeting of the Partnership Committee or by written consent without a meeting.

(c)           Utilization of Mined Sodium Minerals.  None of the sodium minerals mined by the Partnership at and in the vicinity of the Big Island Plant shall be sold or otherwise transferred by the Partnership prior to the refining or processing thereof by the Partnership without the consent of NRP TRONA.

5.9          Vote of Limited Partners.  Notwithstanding anything to the contrary in this Agreement, without the consent of the Limited Partner neither the Partnership Committee nor any Representative or Partner shall have the authority to, and each such Person covenants and agrees that it shall not:

(a)           Knowingly do any act in contravention of this Agreement;

(b)           Knowingly perform any act that would subject the Limited Partner to liability as a general partner in any jurisdiction; or

(c)           Sell or otherwise dispose of all or substantially all of the Property, except for a liquidating sale of Property in connection with the dissolution of the Partnership.

5.10        Duties of General Partners and Their Affiliates.  Except as expressly provided in this Agreement, no General Partner and no Affiliate or employee of a General Partner shall have any duties to the Partnership or the Partners.  To the extent any General Partner exercises any right, power and authority to act under this Agreement, such General Partner shall act in a manner it believes in good faith to be in the best interests of the Partnership and shall take no action that constitutes negligence or willful or wanton misconduct in connection therewith; provided, however, that a General Partner may Transfer its Interest in the Partnership pursuant to Sections 10 and 11 hereof and OCI may effect the IPO without regard to the best interests of the Partnership.  Except as set forth in Sections 5.2(f) and 5.3(e) hereof, no Affiliate or employee of any General Partner shall have any duty to the Partnership or to any Partner unless such Affiliate or employee participates in the management of the business and assets of the Partnership, and the sole duties to the Partnership and the Partners of any Affiliate or employee of a General Partner (other than an Affiliate or employee who serves as a

Representative or an Officer) who so participates in the management of the business and assets of the Partnership shall be the same as the duties of each General Partner stated in the immediately preceding sentence.

5.11        Reliance on Agreement.  To the extent that, at law or in equity, an Indemnified Person, Representative, or Officer has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, an Indemnified Person, Representative, or Officer acting under this Agreement or in connection with the Partnership’s business or affairs shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of an Indemnified Person, Representative, or Officer are agreed by the Partners to replace such other duties and liabilities of such Indemnified Person, Representative, or Officer, otherwise existing at law or in equity.

SECTION 6
ROLE OF LIMITED PARTNERS

6.1          Rights or Powers.  No Limited Partner shall have any right or power to take part in the management or control of the Partnership or its business and affairs or to act for or bind the Partnership in any way.

6.2          Voting and Other Rights.  The Limited Partners shall have the right to vote on the matters explicitly set forth in this Agreement and to take such other actions as are explicitly set forth in this Agreement, and the Limited Partner shall not be deemed to have taken part in the management or control of the Partnership or its business or affairs as a result of exercising any such rights.

SECTION 7
REPRESENTATIONS AND WARRANTIES

7.1          In General.  As of the date hereof, each of the statements contained herein shall be a true, accurate, and full disclosure of all facts relevant to the matters contained therein, and such warranties and representations shall survive the execution of this Agreement.

7.2          Representations and Warranties.  Each Partner hereby represents and warrants that, as of the date hereof and as of the effective date of this Agreement:

(a)           Due Organization; Authorization of Agreement.  Such Partner is a limited partnership or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the necessary corporate, limited partnership or limited liability company, as applicable, power and authority to own its property and carry on its business as owned and carried on at the date hereof and as contemplated hereby.  Such Partner is duly licensed or qualified to do business and in good standing in each of the jurisdictions in which the failure to be so licensed or qualified would have a material adverse effect on its financial condition or its ability to perform its obligations hereunder.  Such Partner has the necessary corporate, limited partnership or limited liability company, as applicable, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate, limited partnership or limited liability company, as applicable, action.  This Agreement constitutes the legal, valid and binding obligation of such Partner, subject to applicable bankruptcy, insolvency or other laws affecting creditors’ rights generally and to general equity principles.

(b)           No Conflict with Restrictions; No Default.  Neither the execution, delivery and performance of this Agreement nor the consummation by such Partner of the transactions contemplated hereby (i) will conflict with, violate or result in a breach of any of the terms, conditions or provisions of any law, regulation, order, writ, injunction, decree, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator, applicable to such Partner, (ii) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the organizational documents of such Partner or of any material agreement or instrument to which such Partner is a party or by which such Partner is or may be bound or to which any of its material properties or assets is subject, (iii) will conflict with, violate, result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, or give to others any material interests or rights or require any consent, authorization or approval under any indenture, mortgage, lease agreement or instrument to which such Partner is a party or by which such Partner is or may be bound, or (iv) will result in the creation or imposition of any lien upon any of the material properties or assets of such Partner.

(c)           Governmental Authorizations.  No registration, declaration or filing with, or consent, approval, license, permit or other authorization or order by, any governmental or regulatory authority, domestic or foreign, is required in connection with the valid execution, delivery, acceptance and performance by such Partner under this Agreement or the consummation by such Partner of any transaction contemplated hereby.

(d)           Litigation.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of such Partner, threatened against or affecting such Partner or any of its properties, assets or businesses in any court or before or by any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could, if adversely determined (or, in the case of an investigation could lead to any action, suit or proceeding, which if adversely determined could) reasonably be expected to materially impair such Partner’s ability to perform its obligations under this Agreement or to have a material adverse effect on the consolidated financial condition of such Partner; and such Partner has not received any currently effective notice of any default, and such Partner is not in default, under any applicable order, writ, injunction, decree, permit, determination or award of any court, any governmental department, board, agency or instrumentality, domestic or foreign, or any arbitrator which could reasonably be expected to materially impair its ability to perform its obligations under this Agreement.

(e)           Investment Company Act.  Neither such Partner nor any of its Affiliates is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(f)            Investigation.  Such Partner is acquiring its Partnership Interest based upon its own investigation, and the exercise by such Partner of its rights and the performance of its obligations under this Agreement will be based upon its own investigation, analysis and expertise.

SECTION 8
ACCOUNTING, BOOKS AND RECORDS

8.1          Books.  The Partnership shall maintain at its principal place of business separate books of account for the Partnership which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received, and all income derived in connection with the conduct of the Partnership and the operation of its business in accordance with generally accepted accounting principles consistently applied.  Any Partner or its designated representative shall have the right, at any reasonable time and after having provided appropriate notice to OCI, to have access to and inspect and copy the contents of all of such books or records except those books or records relating to transactions between the Partnership and third-party vendors for goods or services that compete with goods and services offered to the Partnership by any Partner or its Affiliate.  Any books and records that are not made available to a Partner as a result of the limitation in the preceding sentence shall be made available to the independent certified public accountants regularly employed by the Partnership or otherwise requested by any General Partner which accountants shall, at the request of such Partner, review such books and records and inform such Partner as to whether the terms of the transactions covered thereby are commercially reasonable and not inconsistent with this Agreement.  The Partnership may keep its books outside of the State of Delaware, except as otherwise provided by the Act.  No more frequently than once in any two year period, each General Partner shall have the right, after having provided reasonable written notice to the Partnership, to conduct an audit, at such General Partner’s sole cost and expense, of the Partnership’s accounts and records relating to the Partnership’s operations and accounting performed hereunder for the purpose of determining that such operations and accounting are consistent with the terms of this Agreement.  Any General Partner causing such an audit to occur shall promptly advise the Partnership Committee of the results of such audit and shall promptly furnish a copy to each member of the Partnership Committee of all reports, memoranda and correspondence prepared in connection with such audit.

8.2          Fiscal Year.  The fiscal year of the Partnership shall be fixed by resolution of the Partnership Committee.

8.3          Checks.  All checks or demands for money of the Partnership shall be signed by such officer or officers or such other person or persons as the Partnership Committee may from time to time designate.

8.4          Periodic Reports to Partners.  The Partnership Committee and OCI shall provide to the Partners all periodic financial reports and tax information (e.g., returns, filings and other submissions) prepared, filed or submitted by either of them with respect to the Partnership’s business at such times and in such form as are described on Exhibit A attached hereto and incorporated by reference herein or at such other times and in such other form as is comparable to that described on Exhibit A.

8.5          Tax Matters Partner/Meetings Regarding Tax Matters.

(a)           Tax Matters Partner.  OCI is specifically authorized to act as the “Tax Matters Partner” under the Code and in any similar capacity under state or local law, provided that:

(i)            OCI shall not extend the statute of limitations for assessment of tax deficiencies against any of the Partners or Interest Holders with respect to adjustments to the Partnership’s federal, state or local tax returns without the consent of the Partner or Interest Holder affected thereby;

(ii)           In representing the Partnership, Partners and Interest Holders before taxing authorities or courts of competent jurisdiction in tax matters affecting the Partnership, Partners and Interest Holders, OCI may execute agreements or documents that bind the Partners and Interest Holders with respect to such tax matters only to the extent provided in Code Sections 6221 through 6231; and

(iii)          Prior to instituting in any forum any judicial proceeding relating to any tax matters affecting the Partnership, Partners and Interest Holders, OCI shall consult with NRP TRONA and give serious consideration to any proposals made by NRP TRONA with respect to the choice of forum in which such proceeding shall be brought.

(b)           Meetings Regarding Tax Matters.  In connection with any tax dispute affecting the Partnership, Partners, or Interest Holders, OCI shall afford NRP TRONA or its representatives the opportunity to be present to observe (but not participate in) all administrative conferences (other than conferences during the examination period) and, in litigation, all proceedings and settlement discussions where it is reasonably feasible to do so.  OCI shall keep NRP TRONA apprised in a timely manner of the status of any tax audit or tax dispute and shall provide NRP TRONA both with the written submissions to the taxing authority regarding the audit or dispute in advance of their submission, when feasible, and with correspondence and notices received from the taxing authority.

SECTION 9
AMENDMENTS; MEETINGS

9.1          Amendments.

(a)           In General.  Except as provided in Section 9.1(b) hereof, this Agreement may be amended by the affirmative vote of a majority of the Partnership Committee at any regular meeting of the Partnership Committee or at any special meeting of the Partnership Committee if notice of the proposed amendment be contained in the notice of such special meeting.

(b)           Special Matters.  Notwithstanding anything to the contrary in this Agreement, (i) the following Sections may be amended only with the affirmative vote of the entire Partnership Committee: 1.3; 1.7(v); 1.7(oo); 1.8; 1.9; 2.1; 2.2; 2.3; 2.4; 3.1; 4; 5.1(j);

5.2(a); 5.6; 5.7; 5.8(a); 5.8(b); 5.8(c); 5.9; 7; 8.4; 8.5; 9.1; 10; 11; 12.1; 12.2; 12.3; 13.4; 13.9; and 13.11; and (ii) any amendment of this Agreement that potentially would increase the liability of a General Partner under the terms of this Agreement shall require the affirmative vote of the entire Partnership Committee and such General Partner.

9.2          Meetings of the Partners.

(a)           In General.  Meetings of the Partners, for any purpose or purposes, unless otherwise prescribed by statute, may be called by the president and shall be called by the president or secretary at the request in writing of any of the Partners entitled to vote or at the request in writing of a majority of the Partnership Committee.  Such request shall state the purpose or purposes of the proposed meeting.

(i)            Meetings of Partners may be held at such time and place, within or without the State of Delaware, as shall be stated in a notice of the meeting or in a duly executed waiver of notice thereof.

(ii)           Written notice of a meeting of the Partners shall be served upon or mailed to each Partner entitled to vote thereat at such address as appears on the books of the Partnership at least 20 days prior to the meeting.

(b)           Quorum.

(i)            A Majority in Interest of the Partners entitled to vote thereat, present in person or represented by proxy, shall be requisite and shall constitute a quorum at all meetings of the Partners for the transaction of business except as otherwise provided by this Agreement or the Act.  If, however, such quorum shall not be present or represented at any meeting of the Partners, the Partners entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented.  At such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally notified.

(ii)           When a quorum is present at any meeting, the vote of a Majority in Interest of the Partners having voting power present in person or represented by proxy shall decide any question brought before such meeting, unless the question is one upon which by express provision of the Act or of this Agreement a different vote is required in which case such express provision shall govern and control the decision of such question.

(c)           Partner Vote.  At any meeting of the Partners every Partner having the right to vote shall be entitled to vote in person, or by proxy appointed by an instrument in writing subscribed by such Partner and bearing a date not more than three years prior to said meeting, unless said instrument provides for a longer period.  Each Partner shall have one vote for each Percentage Interest having voting power, registered in his name on the books of the Partnership.

(d)           Consent in Writing.  Whenever the vote of Partners at a meeting thereof is required or permitted to be taken in connection with any Partnership action by any provisions of the Act or of this Agreement, the meeting and vote of Partners may be dispensed with if all the Partners who would have been entitled to vote upon the action if such meeting were held shall consent in writing to such Partnership action being taken.

SECTION 10
TRANSFERS OF INTERESTS

10.1        Restriction on Transfers.  No Partner or Interest Holder shall Transfer any of its Interest in the Partnership save as provided in this  Section 10 and subject to the restriction regarding the Transfer of a General Partner’s Interest as a General Partner provided in Section 11 hereof.  No Ultimate Parent shall Transfer or cause or permit to be Transferred any portion of its interest in any Person 80% of the fair market value of the assets of which, whether held directly or indirectly, consist of an Interest in the Partnership unless (i) after such Transfer, such Partnership Interest shall continue to be held by an Affiliate of such Ultimate Parent described in Section 1.7(c)(i) hereof, or (ii) prior to such transfer, such Partnership Interest shall have been Transferred in a Permitted Transfer.

10.2        Permitted Transfers.  Subject to the conditions and restrictions set forth in Section 10.3 hereof, any Partner or Interest Holder may at any time Transfer all or any portion of its Interests to (a) any Affiliate of the transferor described in Section l.7(c)(i) hereof or, (b) any Purchaser in accordance with Section 10.4 hereof (any such Transfer being referred to in this Agreement as a “Permitted Transfer”) or (c) the lenders (or the administrative agent or collateral agent therefor) under the OCI Credit Facility in connection with the pledge of Interests thereunder (or the exercise or remedies with respect thereto).

10.3        Conditions to Permitted Transfers.  A Transfer shall not be treated as a Permitted Transfer under Section 10.2 hereof unless and until the following conditions are satisfied:

(a)           Except in the case of a Transfer of Interests involuntarily by operation of law, the transferor and transferee shall execute and deliver to the Partnership such documents and instruments of conveyance as may be necessary or appropriate in the opinion of counsel to the Partnership to effect such Transfer and to confirm the agreement of the transferee to be bound by the provisions of this Section 10.  In the case of a Transfer of Interests involuntarily by operation of law, the Transfer shall be confirmed by presentation to the Partnership of legal evidence of such Transfer, in form and substance satisfactory to counsel to the Partnership.

(b)           Except in the case of a Transfer involuntarily by operation of law, the transferor shall furnish to the Partnership an opinion of counsel, which counsel and opinion shall be satisfactory to the Partnership, that the Transfer will not cause the Partnership to terminate for federal income tax purposes.

(c)           The transferor and transferee shall furnish the Partnership with the transferee’s taxpayer identification number, sufficient information to determine the transferee’s initial tax basis in the Interests transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns.  Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interests until it has received such information.

(d)           In the case of a Transfer of a Limited Partner’s Interest, the transferor must obtain the prior consent of all Partners to such Transfer.

10.4        Right of First Refusal.  In addition to the other limitations and restrictions set forth in this Section 10, except as permitted by Section 10.2(a) hereof, no Partner or Interest Holder shall Transfer all or any portion of its Interests (the “Offered Interest”) unless such Partner or Interest Holder first offers to sell the Offered Interest pursuant to the terms of this Section 10.4, provided that, notwithstanding anything to the contrary herein, no Transfer arising out of the pledge of any Interest (including the exercise of remedies with respect to such pledge) by OCI pursuant to the OCI Credit Facility shall be subject to this Section 10.4.

(a)           In General.  Should any Partner or Interest Holder (the “Seller”) propose to transfer any of its Interest in the Partnership, such Seller shall first obtain a bona fide written offer (the “Purchase Offer”) for the purchase thereof from a responsible purchaser (the “Purchaser”) who is ready, willing and able to purchase the same, which offer shall provide for a purchase price payable in cash of the lawful money of the United States of America or other “hard” currency.  The Seller shall give the other Partners (the “Offerees”) written notice by registered or certified mail, the notice to be accompanied by a photostatic copy of such Purchase Offer.  Such notice shall specify the Percentage Interest to be transferred (the “Offered Interest”), the name of the proposed purchaser, and the price for which such Offered Interest is proposed to be transferred.  In the event such notice is given, then the Offerees shall have 30 days within which to elect to purchase the Offered Interest at the price and on the terms specified in said offer, provided that payment may be made in cash of the lawful money of the United States of America or other “hard” currency provided that the value of such payment equals the price specified in the Purchase Offer.  Each Offeree shall have the option to purchase that portion of the Offered Interest as corresponds to a fraction, the numerator of which is such Offeree’s Percentage Interest, and the denominator of which is the aggregate Percentage Interests held by Offerees.  In the event either Offeree shall not elect to purchase its entire pro rata share, such share not purchased may be purchased by the other Offeree.  An election shall be made by giving written notice to the Seller within said 30-day period by registered or certified mail stating the portion of the Offered Interest that such Offeree is willing to purchase.  The Offerees electing to purchase the Offered Interest shall have 15 days after giving notice of such election to consummate such purchase.  If the Seller shall give notice to the Offerees as herein required, and the Offerees shall not elect to purchase the entire Offered Interest within such 30-day period or shall fail to consummate such purchase within 15 days after such election, the Offered Interest may thereafter be transferred to said Purchaser.

(b)           Pledges.  In the event that any Partner or Interest Holder (the “Pledgor”) shall desire to pledge or otherwise encumber any of its Interest in the Partnership as security for the payment of a debt, such Pledgor shall give written notice of the pledging or hypothecation of such Interest to the other Partners by giving written notice thereof by registered or certified mail to the other Partners within 10 days after the making of the agreement pledging or hypothecating said Interest.  Any such pledge or hypothecation agreement shall require the pledgee or party secured to assume and be bound by all of the obligations, terms and conditions of this Agreement.  No such pledge or hypothecation agreement shall be made unless it shall provide that any sale of the Interest so pledged or hypothecated pursuant to the provisions of said pledge or hypothecation agreement shall be at public sale and after thirty (30) days’ notice shall have been given to the other Partners by registered or certified mail of such sale.  In the event any Pledgor shall have pledged or hypothecated any of its Interest in the Partnership and is unable or unwilling to redeem the same as provided for in the pledge or hypothecation agreement, such Pledgor agrees to notify the Partners of its inability or unwillingness to redeem at least ten (10) days before the maturity of the pledge or hypothecation agreement and hereby, agrees to give to the Partners the right to redeem the pledged Interest in the same proportions as such Partners could have elected to purchase the pledged Interest pursuant to Section 10.4(a) hereof had it been an Offered Interest.  In the event the Partners shall redeem the Interest so pledged or hypothecated, the Pledgor who originally pledged or hypothecated said Interest shall, without further consideration, promptly execute and deliver to the Partners all documents required to transfer to them the ownership of the Interest so pledged or hypothecated.

10.5        Involuntary Transfers.  In the event that any Partner or Interest Holder shall become a party to any proceeding or be subject to any legal process, the purpose of which is to require the involuntary transfer of any portion of the Interest in the Partnership of such Partner, such Partner shall immediately give notice by wire to the other of such Partners of the existence or pendency of such legal proceeding or legal process.

10.6        Admission of Transferees as Partners.  Subject to the other provisions of this Section 10, a transferee of an Interest in the Partnership may be admitted to the Partnership as a substituted Partner only upon satisfaction of the conditions set forth below in this Section 10.6:

(a)           The Interests with respect to which the transferee is being admitted were acquired by means of a Permitted Transfer or in the circumstances described in Section 10.2(c);

(b)           The transferee becomes a party to this Agreement as a Partner and executes such documents and instruments as the Partnership Committee may reasonably request (including, without limitation, amendments to the Certificate) and as may be necessary or appropriate to confirm such transferee as a Partner in the Partnership and such transferee’s agreement to be bound by the terms and conditions hereof;

(c)           If the transferee is a Person other than an individual, the transferee provides the Partnership with evidence satisfactory to counsel for the Partnership that such transferee has made each of the representations and undertaken each of the warranties described in Section 7 hereof; and

(d)           A transferee of an Interest from a Limited Partner hereunder shall be admitted as a Limited Partner with respect to such Interest if, but only if, all of the other Partners consent to such admission.

10.7        Rights of Unadmitted Assignees.  A person who acquires one or more Interests but who is not admitted as a substituted Partner pursuant to Section 10.6 and Section 11.2(b) hereof shall be entitled only to allocations and distributions with respect to such Interests in accordance with this Agreement, but shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a General Partner or a Limited Partner under the Act or this Agreement.

10.8        Transfer Procedures.

(a)           Transfer Books.  The Partnership Committee may close the transfer books of the Partnership for a period not exceeding 50 days preceding the date of any meeting of Partners or the date for any distribution pursuant to Section 4 hereof or the date for the allotment of rights or for a period of not exceeding 50 days in connection with obtaining the consent of Partners for any purpose.  In lieu of closing the transfer books as aforesaid, the Partnership Committee may fix in advance a date, not exceeding 50 days preceding the date of any meeting of Partners, or the date for making any distribution, or the date for the allotment of rights, or a date in connection with obtaining such consent, as a record date for the determination of the Partners entitled to notice of, and to vote at, any such meeting, and any adjournment thereof, or entitled to receive any such distribution, or to any such allotment of rights, or to give such consent, and in such case such Partners and only such Partners as shall be Partners of record on the date so fixed shall be entitled to such notice of, and to vote at, such meeting and any adjournment thereof, or to receive such distribution, or to receive such allotment of rights, or to exercise such rights, or to give such consent, as the case may be, notwithstanding any transfer of any Interest in the Partnership on the books of the Partnership after any such record date fixed as aforesaid.

(b)           Holders of Record.  The Partnership shall be entitled to treat the holder of record of any Interest in the Partnership as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Interest in the Partnership on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Act.

SECTION 11
GENERAL PARTNERS

11.1        Covenant Not to Withdraw, Transfer, or Dissolve.  Except as otherwise permitted by this Agreement, each of the General Partners hereby covenants and agrees not to (a) take any action to file a certificate of dissolution or its equivalent with respect to itself, (b) take any action that would cause a Voluntary Bankruptcy of the General Partner, (c) withdraw or attempt to withdraw from the Partnership, (d) exercise any power under the Act to dissolve the Partnership, (e) transfer all or any portion of its Interest in the Partnership as a General Partner, or (f) petition for judicial dissolution of the Partnership.  Further, each of the General Partners hereby covenants and agrees to continue to carry out the duties of a General Partner hereunder until the Partnership is dissolved and liquidated pursuant to Section 12 hereof.

11.2        Conditions to Permitted Transfers; Substitution.

(a)           Each of the General Partners may transfer, assign, encumber, pledge or in any way alienate any of its Interest in the Partnership as a General Partner in accordance with Section 10 hereof; provided that the transferor and transferee provide the Partnership with an opinion of counsel, which opinion of counsel shall be acceptable to the other Partners, to the effect that such Transfer will not cause the Partnership to be treated as an association taxable as a corporation for federal income tax purposes, or to fail to meet any condition precedent then in effect pursuant to an official pronouncement of the Internal Revenue Service to the issuance of a private letter ruling by the Internal Revenue Service confirming that the Partnership will be treated as a Partnership for federal tax purposes, whether or not such a ruling is being or has been requested.

(b)           A transferee of a Partnership Interest from a General Partner hereunder shall be admitted as a General Partner with respect to such Interest if, but only if, all of the other Partners consent to such admission, provided that no such consent shall be required with respect to the Transfer by OCI of its Interests in connection with the pledge thereof pursuant to the OCI Credit Facility.  In the event that the transferee of a Partnership Interest from a General Partner is admitted hereunder, such transferee shall be deemed admitted to the Partnership as a General Partner immediately prior to the Transfer, and such transferee shall continue the business of the Partnership without dissolution.

(c)           A transferee who acquires a Partnership Interest from a General Partner hereunder by means of a transfer that is permitted under Section 10 and this Section 11.2, but who is not admitted as a General Partner, shall have no authority to act for or bind the Partnership, to inspect the Partnership’s books, or otherwise to be treated as a General Partner, but such transferee shall be treated as an unadmitted assignee in accordance with Section 10.7 hereof.  Following such a Transfer, the transferor shall not cease to be a general partner of the Partnership and shall continue to be a General Partner.

11.3        Termination of Status as General Partner.

(a)           A General Partner shall cease to be a General Partner upon the first to occur of (i) the Bankruptcy of such Partner; (ii) the Transfer of such Partner’s Interest as a General Partner; provided that the transferee of such Interest is admitted as a substituted General Partner pursuant to Section 11.2(b) hereof; (iii) the involuntary Transfer by operation of law of such General Partner’s Interest in the Partnership, (iv) after such General Partner has committed a material breach of this Agreement, or committed any other act or suffered any other condition, in each case that would justify a decree of dissolution of the Partnership under the laws of the State of Delaware.  In the event a Person ceases to be a General Partner without having transferred its entire Interest as a General Partner, such Person shall be treated as an unadmitted assignee of a Partnership Interest in accordance with Section 10.7 hereof.

If a General Partner ceases to be a Partner for any reason hereunder, such Person shall continue to be liable as a Partner for all debts and obligations of the Partnership existing at the time such Person ceases to be a General Partner, regardless of whether, at such time, such debts or liabilities were known or unknown, actual or contingent.  A Person shall not be liable as a General Partner for Partnership debts and obligations arising after such Person ceases to be a General Partner.  Any debts, obligations, or liabilities in damages to the Partnership of any

Person who ceases to be a General Partner shall be collectible by any legal means and the Partnership is authorized, in addition to any other remedies at law or in equity, to apply any amounts otherwise distributable or payable by the Partnership to such Person to satisfy such debts, obligations, or liabilities.

(b)           It is the intention of the Partners that the Partnership not dissolve as a result of the cessation of any General Partner’s status as a General Partner; provided, however, that if it is determined by a court of competent jurisdiction that the Partnership has dissolved, the provisions of Section 12.1 shall govern.

(c)           If at the time a Person ceases to be a General Partner such Person is also a Limited Partner or an Interest Holder with respect to Interests other than its Interest as a General Partner, such cessation shall not affect such Person’s rights and obligations with respect to such Interests.

SECTION 12
DISSOLUTION AND WINDING UP

12.1        Liquidating Events.  The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (“Liquidating Events”):

(a)           The vote of the Partners as required by under the Act to dissolve, wind up and liquidate the Partnership;

(b)           The finding by the Partnership Committee or the issuance of a judicial determination that any event has occurred that makes it unlawful, impossible or impractical to carry on the business of the Partnership; or

(c)           The withdrawal or removal of a General Partner, the assignment by a General Partner of its entire Interest in the Partnership or any other event that causes a General Partner to cease to be a general partner under the Act, provided that any such event shall not constitute a Liquidating Event if the Partnership is continued pursuant to this Section 12.1.

The Partners hereby agree that, notwithstanding any provision of the Act or the Delaware Uniform Partnership Act, the Partnership shall not dissolve prior to the occurrence of a Liquidating Event.  Upon the occurrence of any event set forth in Section 12.1(c), the Partnership shall not be dissolved or required to be wound up if (x) at the time of such event there is at least one remaining General Partner and that General Partner carries on the business of the Partnership (any such remaining General Partner being hereby authorized to carry on the business of the Partnership), or (y) within ninety (90) days after such event all remaining Partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of such event, of one or more substitute or additional General Partners.  If it is determined, by a court of competent jurisdiction, that the Partnership has dissolved prior to the occurrence of a Liquidating Event, or if upon the occurrence of an event specified in Section 12.1(c) hereof, the Partners fail to agree to continue the business of the Partnership as provided in this Section 12.1, then within an additional 90 days, a 2/3 majority in interest of the Partners may elect to reconstitute the Partnership and continue its business on the same terms and conditions set forth in this Agreement by forming a new limited partnership on terms identical to those set forth in this Agreement and having as a general partner a Person elected by such 2/3 majority in interest.  Upon any such election by a 2/3 majority in interest of the Partners, all Partners shall be bound thereby and shall be deemed to have consented thereto.  Unless such an election is made within 180 days after the event causing dissolution, the Partnership shall wind up its affairs in accordance with Section 12.2 hereof.  If such an election is made within 180 days after the event causing dissolution, then:

(a)           The reconstituted limited partnership shall continue until the occurrence of a Liquidating Event as provided in this Section 12.1;

(b)           If the successor general partner is not a former General Partner, then the Interest of any former General Partner shall be treated thenceforth as the Interest of an Interest Holder; and

(c)           All necessary steps shall be taken to cancel this Agreement and the Certificate and to enter into a new partnership agreement and certificate of limited partnership; provided that the right of a two-thirds (2/3) majority in interest of the Partners to select a successor general partner and to reconstitute and continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an opinion of counsel that the exercise of the right would not result in the loss of limited liability of any Limited Partner and neither the Partnership nor the reconstituted Partnership would cease to be treated as a partnership for federal income tax purposes upon the exercise of such right to continue.

12.2        Winding Up.  Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners and no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs, provided that, all covenants contained in this Agreement and obligations provided for in this Agreement shall continue to be fully binding upon the Partners until such time as the Partnership Property has been distributed pursuant to this Section 12.2 and the Certificate has been cancelled pursuant to the Act.  The Partnership Committee, or if the Partnership Committee shall not exist or it shall not be possible for the Partnership Committee to establish a quorum, such other liquidating trustee(s) as are appointed in accordance with the Act shall be the “Liquidator.”  The Liquidator shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and Property and, to the extent determined by the Liquidator, the Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom together with any remaining Property, to the extent sufficient therefor, shall be applied and distributed in the following order:

(a)           First, to the payment and discharge of all of the Partnership’s debts and liabilities to creditors other than the Partners;

(b)           Second, to the payment and discharge of all of the Partnership’s debts and liabilities to the Partners; and

(c)           The balance, if any, to the Partners and Interest Holders in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

(d)           The Partners understand and agree that by accepting the provisions of this Section 12.2 setting forth the priority of the distribution of the assets of the Partnership to be made upon its liquidation, the Partners expressly waive any right which they, as creditors of the Partnership, might otherwise have under the Act to receive a distribution of assets pari passu with other creditors of the Partnership in connection with a distribution of assets of the Partnership in satisfaction of liabilities of the Partnership, and hereby subordinate to said creditors any such right.

12.3        Notice of Dissolution.  In the event a Liquidating Event occurs or an event occurs that would, but for provisions of Section 12.1, result in a dissolution of the Partnership, the Partnership Committee shall, within 30 days thereafter, provide written notice thereof to each of the Partners and to all other parties with whom the Partnership regularly conducts business (as determined in the discretion of the Partnership Committee) and shall publish notice thereof in a newspaper of general circulation in each place in which the Partnership regularly conducts business (as determined in the discretion of the Partnership Committee).

SECTION 13
MISCELLANEOUS

13.1        Notices.

(a)           Whenever under the provisions of this Agreement or the Act notice is required to be given to any person, it shall not be construed to mean personal notice, but such notice may be given in writing, by registered mail, addressed to such person at such address as appears on the books of the Partnership, and such notice shall be deemed to be given at the time when the same shall be thus mailed.  Notice to Representatives may also be given by telegram.

(b)           Whenever any notice is required to be given under the provisions of this Agreement or the Act, a waiver thereof in writing signed by the person or persons entitled to said notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

13.2        Headings.  Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.3        Variation of Pronouns.  All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the person or persons may require.

13.4        Governing Law.  The laws of the State of Delaware (without regard to the choice of law principles thereof) shall govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the Partners.

13.5        Waiver of Action for Partition; No Bill For Partnership Accounting.  Each of the Partners irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Partnership Property.  To the fullest extent permitted by law, each of the Partners covenants that it will not (except with the consent of the Partnership Committee) file a bill for Partnership accounting.

13.6        Implementation.  Each of the Partners agrees to promptly execute all instruments and to promptly do all other things necessary for the effectuation and implementation of this Agreement.

13.7        Counterparts.  Any number of counterparts of this Agreement may be executed.  Each counterpart will be deemed to be an original instrument and all counterparts taken together will constitute one agreement.

13.8        Execution; Effective Date.  Each of the parties hereto agrees as follows:

(a)           This Agreement will not be binding and effective until signed and executed by all the parties hereto.

(b)           Execution in counterparts shall be effective upon signing; provided that, if a counterpart is executed in escrow, such counterpart shall become effective prospectively when released from escrow.

13.9        Initial Public Offering of OCI Resources LP and Exchange Act Reporting.  Notwithstanding anything herein to the contrary, no consent or approval of any Partner or the Partnership Committee shall be required in connection with the initial public offering of common units representing limited partner interests (the “OCI Units”) in OCI pursuant to the Registration Statement on Form S-1 (Registration No. 333-189838) (the “IPO”) and/or any subsequent transfer or issuance of such OCI Units to one or more third parties; provided that OCI Enterprises Inc., either alone or together with one or more of its Affiliates, directly or indirectly controls the management and policies of OCI after such transfer or issuance, and such IPO (and subsequent transfers or issuances of OCI Units) shall not be subject to Section 10 or Section 11 of this Agreement nor cause any Partner to have any rights or obligations under Section 10 or Section 11 of this Agreement.  The parties have agreed that the Transfer by OCI Co. of its limited partnership interests in the Partnership to OCI on the date hereof and contemporaneously with the IPO is a Permitted Transfer to an Affiliate pursuant to Section 10.2(a) and each of the Partners have consented to such Transfer pursuant to Section 10.3(d).  In addition, notwithstanding anything herein to the contrary, OCI shall be permitted to file and submit documents or agreements with the Securities and Exchange Commission, applicable securities exchanges and regulatory and self-regulatory organizations and compile, prepare and publicly disclose information regarding the Partnership, this Agreement and any matters related thereto, in each case to the extent required by applicable law, rule or regulation or the rules and regulations of any applicable securities exchange or as reasonably necessary in the view of OCI to conform to customary disclosure practices of other publicly traded master limited partnerships.  Each of OCI and NRP TRONA agrees that it or one of its Affiliates shall provide to the other a copy of each of its periodic reports, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K relating to the Partnership or its business, to be filed by it with the Securities and Exchange Commission two days prior to such filing; provided that each of OCI and NRP TRONA agrees not to use the information contained therein (except for a purpose directly related to the business of the Partnership) and to maintain the confidentiality of any such filing and the contents thereof and further agrees not to provide to any other Person copies of any such filing without the express prior written consent of OCI or NRP TRONA, as applicable; provided that each of OCI and NRP TRONA may provide such report: (i) to its accountants, internal and external auditors, legal counsel and other fiduciaries (who may be Affiliates) as long as any such Person agrees in writing to maintain the confidentiality thereof and not to disclose to any other Person any information contained therein and (ii) to other Persons if and to the extent required by law (including judicial or administrative order) provided that, to the extent legally permissible, OCI or NRP TRONA, as applicable, is given prior notice to enable it to seek a protective order or similar relief.  Notwithstanding the foregoing, information generally known to the public, including such periodic reports and all information contained in such reports after they have been filed by OCI or NRP TRONA, as applicable, with the Securities and Exchange Commission, shall not be considered confidential information for purposes of this Agreement and may be provided by OCI or NRP TRONA to any other Person.

13.10      No Commingling of Funds or Accounts.  The General Partners shall not commingle the funds and accounts of the Partnership with any of their respective affiliates.

13.11      Incurrence of Debt.  Without the prior written consent of each General Partner, the Partnership shall not from and after the date hereof (i) incur any debt for money borrowed, (ii) enter into any mortgage, deed of trust or guaranty, or (iii) enter into any indemnity bond in excess of $5 million, surety bond in excess of $5 million, performance bond in excess of $5 million, accommodation paper in excess of $5 million or endorsement in excess of $5 million.  In the event that the Partnership shall enter into any agreement relating to debt for money borrowed, mortgage, deed of trust, guaranty, indemnity bond, surety bond, performance bond, accommodation paper or endorsement not disclosed pursuant to clause (i), (ii) or (iii) of the immediately preceding sentence, each General Partner shall receive reasonably prompt prior notice thereof; provided, however, that nothing contained in this sentence to the contrary shall limit the right of any General Partner to vote against any such transaction pursuant to the Partnership Agreement.  It is expressly understood that the Partnership Credit Facility, and any borrowings thereunder, and all indebtedness, capital leases, notes, debentures and bonds existing as of the date hereof and all amendments, restatements, replacements, refinancing or other modifications with respect to and arising from such existing indebtedness, capital leases, notes, debentures and bonds shall not be subject to the restrictions imposed by this Section 13.11.

IN WITNESS WHEREOF, the parties hereto have subscribed to this Agreement on the 18th day of September 2013, to be effective as provided in Paragraph 13.8 hereof.

OCI RESOURCES LP

By:	/s/ Kirk H. Milling
	Name:	Kirk H. Milling
	Title:	President, Chief Executive Officer and Director

NRP TRONA LLC

By:	NRP (Operating) LLC, its sole member

By:	/s/ Wyatt Hogan
	Name:	Wyatt Hogan
	Title:	Vice President — General Counsel

EXHIBIT A

PERIODIC REPORTS TO PARTNERS

Monthly Reports			Date Required

•	Controllers Report		25th of month Following

	•	Income Statement
	•	Balance Sheet
	•	Cash Flow Statement
	•	Cost of Goods Sold Detail
	•	Schedule of Other Current Assets, Accrued Liabilities, Other Long Term Liabilities
	•	Schedule of Production, Inventories, Sales Volume, Sales Netback, Workforce, Fuel Cost
	•	Accounts Receivable Aging

•	Operations Report		15th of Month Following

	•	Safety Performance
	•	Environmental Performance
	•	Operations
	•	Production
	•	Headcount by Cost Center
	•	Overtime
	•	Major Capital Projects

•	Trona Mining and Refining Report		5th of Month Following

	•	Summary of Mine Production, Refinery Consumption, Inventories, and Shipments by Mineral Ownership
	•	Mine Production by Section

•	Energy Report		5th of Month Following

	•	Energy Summary
	•	Power Cost
	•	Gas Reserve Transactions

A-1

Annual Reports			Date Required

•	Cost Center Report — December		25th of January
(include with December Controller’s Report)

•	Preliminary Annual Budget		7th of September

	•	Key Assumptions
	•	Sales Volumes and Prices
	•	Cost of Goods Detail
	•	Income Statement
	•	Cash Flow Statement
	•	Capital Expenditures Program

•	Final Annual Budget		1st of December

	•	Key Assumptions
	•	Sales Volumes and Prices
	•	Cost of Goods Detail
	•	Income Statement
	•	Cash Flow Statement
	•	Capital Expenditures Program

•	Three Year Plan		1st of December (include with final annual budget)

	•	Key Assumptions
	•	Sales Volumes and Prices
	•	Cost of Goods Detail
	•	Income Statement
	•	Cash Flow Statement
	•	Capital Expenditures Program

•	Audited Financial Statements		15th of April

Tax Information			Date Required

All returns, filings or other submissions filed with or submitted to any federal taxing jurisdiction			30 days prior to the due date (including extensions) of the submission

All returns, filings or other submissions filed with or submitted to any state or local taxing jurisdiction			15 days prior to the due date (including extensions) of the submission

All notices or other correspondence received from any federal, state or local taxing jurisdiction			Within 10 days after receipt

A-2